Exhibit 3.1

EXHIBIT A

CERTIFICATE OF AMENDMENT

OF ARTICLES OF INCORPORATION OF

NOTIS GLOBAL, INC.

Notis Global, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), hereby certifies as follows:

1. The first paragraph of Article Six of the Articles of Incorporation of the Corporation has been amended as follows:

“The total number of shares of capital stock which the Corporation shall have the authority to issue is Ten Billion, Ten Million (10,010,000,000) which shall be divided into two classes: (1) Common Stock in the amount of Ten Billion (10,000,000,000) shares having par value of $0.001 each; and (2) Preferred Stock in the amount of Ten Million (10,000,000) shares having par value of $0.001 each. Five Million (5,000,000) shares of the Corporation’s Preferred Stock have been designated as Series A Preferred Stock.”

2. The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of the articles of incorporation is a majority of the capital stock of the Corporation, voting on an as-converted basis. The foregoing amendment has been duly adopted by the board of directors by unanimous written consent on February 22, 2016 and by the affirmative vote of the holders of a majority of the outstanding common stock entitled to vote thereon at the Corporation’s special meeting of stockholders on April 15, 2016. There are no shares of the Corporation’s preferred stock outstanding.

3. The amendment herein certified shall be effective as of the date of filing with the Secretary of State of the State of Nevada.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Articles of Incorporation to be duly executed by its authorized officer this 15th day of April, 2016.

NOTIS GLOBAL, INC.

By:	/s/ C. Douglas Mitchell
C. Douglas Mitchell Chief Financial Officer